Exhibit 10.13

Schedule of Non-Employee Directors’ Annual Compensation

of

Virginia Commerce Bancorp, Inc.

Effective January 1, 2012

Cash Compensation

Monthly Retainer

Each non-employee director of Virginia Commerce Bancorp, Inc. (the “Company”) is entitled to receive monthly retainer compensation of $4,500 for attendance at meetings of the Board of Directors of the Company and Virginia Commerce Bank. The monthly retainer payments are subject to forfeiture if a director misses more than one Board of Directors meeting during each fiscal year. Directors do not receive separate compensation for attendance at committee meetings.

Equity Compensation

Each non-employee director is also eligible to receive equity awards pursuant to the Company’s 2010 Equity Plan in the discretion of the Board of Directors, upon the recommendation of the Personnel and Compensation Committee.